                                  THE APARTMENT
                                7349 GRANT STREET
                                 OMAHA, NEBRASKA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 12, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      THE APARTMENT
         7349 GRANT STREET
         OMAHA, DOUGLAS COUNTY, NEBRASKA

In accordance with your authorization, we have completed the appraisal of the above- referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 204 units with a total of 192,960 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 8.35 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 90% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE APARTMENT, OMAHA, NEBRASKA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 12, 2003 is:

                                          ($7,000,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Jeff W. Briggs
July 14, 2003                   Jeff Briggs, MAI
-053272                         Engagement Director, Real Estate Group
                                Nebraska Certified General Real Estate Appraiser
                                  #CG230072R

Report By:
Jeff Briggs, MAI

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
THE APARTMENT, OMAHA, NEBRASKA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .......................................................      4
Introduction ............................................................      9
Area Analysis ...........................................................     11
Market Analysis .........................................................     14
Site Analysis ...........................................................     16
Improvement Analysis ....................................................     16
Highest and Best Use ....................................................     17

                                    VALUATION

Valuation Procedure .....................................................     18
Sales Comparison Approach ...............................................     20
Income Capitalization Approach ..........................................     26
Reconciliation and Conclusion ...........................................     37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE APARTMENT, OMAHA, NEBRASKA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                The Apartment
LOCATION:                     7349 Grant Street
                              Omaha, Nebraska

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee Simple Estate

DATE OF VALUE:                May 12, 2003
DATE OF REPORT:               July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                       8.35 acres, or 363,726 square feet
  Assessor Parcel No.:        3243 0000 06
  Floodplain:                 Community Panel No. 315274 0025 F (February 6,
                              1991)
                              Flood Zone X, an area outside the floodplain.
  Zoning:                     R7-PUD (Medium Density Multiple Family Residential
                              (R7 PUD))

BUILDING:

  No. of Units:               204 Units
  Total NRA:                  192,960 Square Feet
  Average Unit Size:          946 Square Feet
  Apartment Density:          24.4 units per acre
  Year Built:                 1974

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                Market Rent
                             Square        ---------------------         Monthly        Annual
     Unit Type                Feet         Per Unit       Per SF         Income         Income
------------------------------------------------------------------------------------------------
1 Bd/1 Bath (1A10)              790          $499          $0.63        $ 19,461      $  233,532
1 Bd/1 Bath (1B10)              830          $552          $0.67        $ 46,920      $  563,040
2 Bd/1.5 Ba (2A20)            1,145          $662          $0.58        $ 52,960      $  635,520
                                                           Total        $119,341      $1,432,092

OCCUPANCY:                    90%
ECONOMIC LIFE:                45 Years
EFFECTIVE AGE:                25 Years
REMAINING ECONOMIC LIFE:      20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE APARTMENT, OMAHA, NEBRASKA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

               [PICTURE]                                     [PICTURE]

EXTERIOR - SIGNAGE AND VIEW FROM GRANT STREET      EXTERIOR - TYPICAL APARTMENTS

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE APARTMENT, OMAHA, NEBRASKA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE APARTMENT, OMAHA, NEBRASKA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                  Amount                    $/Unit
                                                  ------                    ------
DIRECT CAPITALIZATION

Potential Rental Income                     $1,432,092                $7,020
Effective Gross Income                      $1,380,397                $6,767
Operating Expenses                          $692,444                  $3,394              50.2% of EGI
Net Operating Income:                       $647,153                  $3,172

Capitalization Rate                         9.25%
DIRECT CAPITALIZATION VALUE                 $6,900,000 *              $33,824 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                              10 years
2002 Economic Vacancy                       17%
Stabilized Vacancy & Collection Loss:       12%
Lease-up / Stabilization Period             N/A
Terminal Capitalization Rate                10.00%
Discount Rate                               11.50%
Selling Costs                               2.00%
Growth Rates:
  Income                                    3.00%
  Expenses:                                 3.00%
DISCOUNTED CASH FLOW VALUE                  $6,900,000 *              $33,824 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $6,900,000                $33,824 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)        $29,545 to $48,817
  Range of Sales $/Unit (Adjusted)          $35,344 to $36,518
VALUE INDICATION - PRICE PER UNIT           $7,100,000 *              $34,804 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales        5.27 to 6.08
  Selected EGIM for Subject                 5.30
  Subject's Projected EGI                   $1,380,397
EGIM ANALYSIS CONCLUSION                    $7,200,000 *              $35,294 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $6,800,000 *              $33,333 / UNIT

RECONCILED SALES COMPARISON VALUE           $7,100,000                $34,804 / UNIT

-------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE APARTMENT, OMAHA, NEBRASKA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                            $7,100,000
  NOI Per Unit                              $6,800,000
  EGIM Multiplier                           $7,200,000
INDICATED VALUE BY SALES COMPARISON         $7,100,000                $34,804 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:             $6,900,000
  Discounted Cash Flow Method:              $6,900,000
INDICATED VALUE BY THE INCOME APPROACH      $6,900,000                $33,824 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $7,000,000                $34,314 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE APARTMENT, OMAHA, NEBRASKA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 7349 Grant Street, Omaha, Douglas County, Nebraska. Omaha identifies it as 3243 0000 06.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jeff Briggs, MAI on May 12, 2003. Jeff Briggs, MAI performed the research, valuation analysis and wrote the report. Jeff Briggs has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 12, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE APARTMENT, OMAHA, NEBRASKA

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:                                 6 to 12 months
EXPOSURE PERIOD:                                  6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
THE APARTMENT, OMAHA, NEBRASKA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Omaha, Nebraska. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - North 52nd Street
West  - Interstate Highway Loop 680
South - West Dodge Road (State Highway 6)
North - Fort Street

MAJOR EMPLOYERS

Major employers in the subject's area include Offutt Air Force Base, Alergent Health, Omaha Public Schools, First Data Corporation Methodist Health System, Mutual of Omaha Companies, ConAgra Foods Inc., and Union Pacific Railroad. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE APARTMENT, OMAHA, NEBRASKA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                  AREA
                               -----------------------------------------
         CATEGORY              1-Mi. RADIUS   3-Mi. RADIUS  5-Mi. RADIUS    MSA
-----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 14,261       114,700       269,701      729,638
5-Year Population                  13,795       114,200       271,868      763,780
% Change CY-5Y                       -3.3%         -0.4%          0.8%         4.7%
Annual Change CY-5Y                  -0.7%         -0.1%          0.2%         0.9%

HOUSEHOLDS
Current Households                  6,193        48,826       112,597      282,018
5-Year Projected Households         6,107        49,513       115,432      298,876
% Change CY - 5Y                     -1.4%          1.4%          2.5%         6.0%
Annual Change CY-5Y                  -0.3%          0.3%          0.5%         1.2%

INCOME TRENDS
Median Household Income          $ 33,749      $ 36,567      $ 35,525     $ 45,791
Per Capita Income                $ 20,010      $ 23,406      $ 22,266     $ 23,281
Average Household Income         $ 45,543      $ 54,643      $ 53,369     $ 60,232

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                  AREA
                               -----------------------------------------
        CATEGORY               1-Mi. RADIUS   3-Mi. RADIUS  5-Mi. RADIUS   MSA
--------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting           34.63%         37.72%        39.61%     31.64%
5-Year Projected % Renting        33.49%         36.99%        38.33%     31.18%

% of Households Owning            61.05%         56.64%        53.03%     62.25%
5-Year Projected % Owning         62.16%         57.49%        54.53%     63.04%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE APARTMENT, OMAHA, NEBRASKA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - single family residential
South - single family residential
East  - commercial uses
West  - single family residential

CONCLUSIONS

The subject is well located within the city of Omaha. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE APARTMENT, OMAHA, NEBRASKA

                                 MARKET ANALYSIS

The subject property is located in the city of Omaha in Douglas County. The overall pace of development in the subject's market is more or less decreasing. There are no new units under construction in the subject's neighborhood as the area is effectively built out. The following table illustrates historical occupancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

  Period                                  Region       Submarket
----------------------------------------------------------------
 Fall 1998                                 95.0%         88.0%
Spring 1999                                98.0%          N/A
 Fall 1999                                 94.0%         94.0%
Spring 2000                                94.0%          N/A
 Fall 2000                                 94.0%         92.0%
Spring 2001                                94.0%          N/A
 Fall 2001                                 94.0%         93.0%
Spring 2002                                93.0%          N/A
 Fall 2002                                 93.0%         92.0%
Spring 2003                                93.0%         92.0%

Source: Fall 2002 IREM, & Christopher Mustoe with C. Mustoe Appraisals

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Concessions in the market are not widespread but are showing up in some projects. Population growth in the area is still occurring, however, the current high unemployment rate probably promotes some doubling up or shared apartments. The economic uncertainty may also be forcing younger people to delay moving out on their own. As this market segment is historically one of the larger segments of apartment dwellers, future "pent-up" demand may be building up, hopefully to surface when the economy recovers.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

       Period              Region        % Change      Submarket      % Change
------------------------------------------------------------------------------
Fall 2001 - 1 Bedroom       $536             -           $558             -
Fall 2002 - 1 Bedroom       $540           0.7%          $556          -0.4%

Fall 2001 - 2 Bedroom       $669             -           $695             -
Fall 2002 - 2 Bedroom       $681           1.8%          $704           1.3%

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
THE APARTMENT, OMAHA, NEBRASKA

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.                       Property Name                        Units     Ocpy.     Year Built    Proximity to subject
-----------------------------------------------------------------------------------------------------------------------
  R-1          Florentine Apartment Community                     176        87%       1971        1.2 miles east
  R-2          Beacon Hill Apartments                             192       N/A        1968        2.6 miles northwest
  R-3          Maple Manor                                        259        90%       1968        2.7 miles west
  R-4          Tudor Heights Apartments                           418        96%       1970s       4.0 miles west
  R-5          Laurelwood Apartment Homes & Townhomes             480        94%       1969        4.1 miles northwest
Subject        The Apartment                                      204        90%       1974

While various rents have declined or remained stable over the last two years, there has been a steady progression upward in rents going back to 1991. Thus, the data going back 10 years indicates rental rates that are growing in line with inflation.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE APARTMENT, OMAHA, NEBRASKA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                  8.35 acres, or 363,726 square feet
  Shape                      Irregular
  Topography                 Moderate slope
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Average
  Flood Zone:
    Community Panel          315274 0025 F, dated February 6, 1991
    Flood Zone               Zone X
  Zoning                     R7-PUD, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                                     ASSESSED VALUE - 2002
                         --------------------------------------------    TAX RATE /        PROPERTY
PARCEL NUMBER              LAND          BUILDING             TOTAL      MILL RATE           TAXES
---------------------------------------------------------------------------------------------------
3243 0000 06             $425,000       $6,846,000         $7,271,000     0.02086          $151,692

IMPROVEMENT ANALYSIS
  Year Built                 1974
  Number of Units            204
  Net Rentable Area          192,960 Square Feet
  Construction:
    Foundation               Reinforced concrete slab
    Frame                    Heavy or light wood
    Exterior Walls           Brick or masonry
    Roof                     Composition shingle over a wood truss structure
  Project Amenities          Amenities at the subject include a swimming pool,
                             spa/jacuzzi, meeting hall, laundry room, business
                             office, detached garages, and parking area.
  Unit Amenities             Individual unit amenities include a balcony, cable
                             TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
THE APARTMENT, OMAHA, NEBRASKA

Unit Mix:

                                                      Unit Area
    Unit Type                Number of Units          (Sq. Ft.)
---------------------------------------------------------------
1 Bd/1 Bath (1A10)                39                      790
1 Bd/1 Bath (1B10)                85                      830
2 Bd/1.5 Ba (2A20)                80                    1,145

Overall Condition            Average
Effective Age                25 years
Economic Life                45 years
Remaining Economic Life      20 years
Deferred Maintenance         The deferred maintenance at the subject property
                             was estimated for a total amount of $50,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 204-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE APARTMENT, OMAHA, NEBRASKA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
THE APARTMENT, OMAHA, NEBRASKA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE APARTMENT, OMAHA, NEBRASKA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
THE APARTMENT, OMAHA, NEBRASKA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                        COMPARABLE                     COMPARABLE
          DESCRIPTION                      SUBJECT                        I - 1                          I - 2
-------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Apartment              Chalet Apartments & Townhomes     Orchard Park Apartments
LOCATION:
  Address                         7349 Grant Street          3810 North 108th Street           7805-7809 Harney Street
  City, State                     Omaha, Nebraska            Omaha, Nebraska                   Omaha, Nebraska
  County                          Douglas                    Douglas                           Douglas
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          192,960                    236,510                           33,910
  Year Built                      1974                       1978                              1980
  Number of Units                 204                        246                               44
  Unit Mix:                              Type         Total         Type                Total      Type             Total
                                  1 Bd/1 Bath (1A10)    39   1 Br / 1 Ba - apts.          80   N/A
                                  1 Bd/1 Bath (1B10)    85   2 Br / 1 Ba - apts.          16
                                  2 Bd/1.5 Ba (2A20)    80   1 Br/1 Ba - twnhm.           24
                                                             1 Br/1 Ba - twnhm.           20
                                                             1 Br/1.5Ba -twnhm.           52
                                                             2 Br/1.5Ba -twnhm.           17
                                                             2 Br/1.5Ba -twnhm.            8
                                                             2 Br/1.5Ba -twnhm.           12
                                                             2 Br/2.5 Ba-twnhm.            5
                                                             2 Br/2.5 Ba-twnhm.           12
  Average Unit Size (SF)          946                        961                               771
  Land Area (Acre)                8.3500                     23.2247                           1.7677
  Density (Units/Acre)            24.4                       10.6                              24.9
  Parking Ratio (Spaces/Unit)     1.93                       N/A                               1.64
  Parking Type (Gr., Cov., etc.)  Garage and open            Garage and open                   Garage and open
CONDITION:                        Average                    Average                           Average
APPEAL:                           Average                    Average                           Average
AMENITIES:
  Pool/Spa                        Yes/Yes                    Yes/Yes                           No/No
  Gym Room                        No                         Yes                               No
  Laundry Room                    Yes                        Yes                               No
  Secured Parking                 No                         No                                No
  Sport Courts                    Yes                        No                                No
  Washer/Dryer Connection         No                         Yes                               Yes

OCCUPANCY:                        90%                        94%                               93%
TRANSACTION DATA:
  Sale Date                                                  January, 2003                     July, 2002
  Sale Price ($)                                             $9,600,000                        $1,300,000
  Grantor                                                    Chalet Investments, LLP           LK Company LLC
  Grantee                                                    Hidden Valley Investments,        J B Conway, Trustee
                                                             LLC
  Sale Documentation                                         Book 2231, Page 258               Book 2217, Page 325
  Verification                                               Confidential                      Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                                            Total $   $/Unit   $/SF         Total $    $/Unit   $/SF
  Potential Gross Income                                      $1,979,362  $8,046   $8.37        $253,982   $5,772   $7.49
  Vacancy/Credit Loss                                         $  158,349  $  644   $0.67        $ 22,858   $  520   $0.67
  Effective Gross Income                                      $1,821,013  $7,402   $7.70        $231,124   $5,253   $6.82
  Operating Expenses                                          $  905,772  $3,682   $3.83        $112,806   $2,564   $3.33
  Net Operating Income                                        $  915,241  $3,720   $3.87        $118,318   $2,689   $3.49
NOTES:                                                       Property contains 96 apt.         Expenses include $200/unit
                                                             units, 150 townhome units,        reserve. Exposure time was
                                                             & 15,494 SF comm. bldg.           less than 6 months.
                                                             Expenses include $200/u reserves
  PRICE PER UNIT                                                          $39,024                        $29,545
  PRICE PER SQUARE FOOT                                                   $ 40.59                        $ 38.34
  EXPENSE RATIO                                                              49.7%                          48.8%
  EGIM                                                                       5.27                           5.62
  OVERALL CAP RATE                                                           9.53%                          9.10%
  Cap Rate based on Pro Forma or Actual Income?                          PRO FORMA                      PRO FORMA

                                            COMPARABLE                   COMPARABLE                      COMPARABLE
          DESCRIPTION                         I - 3                         I - 4                           I - 5
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Brent Village Apartments       Fontenelle Hills Apartments  1001 Apartments
LOCATION:
  Address                         1402-1510 Buck Drive           200 Martin Drive             1001 North 90th Street
  City, State                     Bellevue, Nebraska             Bellevue, Nebraska           Omaha, Nebraska
  County                          Sarpy                          Sarpy                        Doughas
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          147,320                        379,819                      111,805
  Year Built                      1971                           1974                         1969
  Number of Units                 180                            338                          110
  Unit Mix:                           Type                Total      Type              Total    Type                    Total
                                  N/A                            N/A                          1 Br/1Ba                    55
                                                                                              2Br/2Ba                     55
  Average Unit Size (SF)          818                            1,124                        1,016
  Land Area (Acre)                9.2800                         35.0700                      4.5400
  Density (Units/Acre)            19.4                           9.6                          24.2
  Parking Ratio (Spaces/Unit)     N/A                            N/A                          N/A
  Parking Type (Gr., Cov., etc.)  Garage and open                Garage and open              Open, Covered
CONDITION:                        Fair                           Good                         Average
APPEAL:                           Average                        Average                      Average
AMENITIES:
  Pool/Spa                        Yes/No                         Yes/No                       Yes/No
  Gym Room                        No                             Yes                          No
  Laundry Room                    Yes                            Yes                          Yes
  Secured Parking                 No                             No                           No
  Sport Courts                    No                             No                           No
  Washer/Dryer Connection         Yes                            Yes                          Yes

OCCUPANCY:                        95%                            97%                          95%
TRANSACTION DATA:
  Sale Date                       July, 2002                     May, 2001                    April, 2000
  Sale Price ($)                  $5,970,000                     $16,500,000                  $4,315,000
  Grantor                         Brent Village Associates, LLC  Continental Fontenelle Inc.  90th Street Associates
  Grantee                         BV Associates LLC              Haley Fontenelle Hills, LP   Keystone Properties III, L.L.C.

  Sale Documentation              Book 2002, Page 24483          Book 2002, Page 15007        Book 2150, Page 188
  Verification                    Confidential                   Confidential                 Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                Total $     $/Unit    $/SF      Total $   $/Unit   $/SF    Total $     $/Unit     $/SF
  Potential Gross Income           $1,155,097   $6,417   $ 7.84   $2,969,923  $8,787   $7.82   $763,441    $6,940     $6.83
  Vacancy/Credit Loss              $   80,857   $  449   $ 0.55   $  207,895  $  615   $0.55   $ 53,441    $  486     $0.48
  Effective Gross Income           $1,074,240   $5,968   $ 7.29   $2,762,028  $8,172   $7.27   $710,000    $6,455     $6.35
  Operating Expenses               $  519,408   $2,886   $ 3.53   $1,196,293  $3,539   $3.15   $304,200    $2,765     $2.72
  Net Operating Income             $  554,832   $3,082   $ 3.77   $1,565,735  $4,632   $4.12   $405,800    $3,689     $3.63
NOTES:                            Expenses include $200/unit     Expenses include $200/unit   Expenses include $200/unit
                                  reserve. Exposure time was     reserve. Exposure time was   reserve. Exposure time is
                                  less than 6 months. Property   approx. 12 months.           not available.
                                  underwent moderate rehab.      Property was renovated.
  PRICE PER UNIT                             $33,167                      $48,817                        $39,227
  PRICE PER SQUARE FOOT                      $ 40.52                      $ 43.44                         $38.59
  EXPENSE RATIO                                 48.4%                        43.3%                          42.8%
  EGIM                                          5.56                         5.97                           6.08
  OVERALL CAP RATE                              9.29%                        9.49%                          9.40%
  Cap Rate based on Pro Forma or
   Actual Income?                           PRO FORMA                    PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE APARTMENT, OMAHA, NEBRASKA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $29,545 to $48,817 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $35,344 to $36,518 per unit with a mean or average adjusted price of $35,749 per unit. The median adjusted price is $35,538 per unit. Based on the following analysis, we have concluded to a value of $35,500 per unit, which results in an "as is" value of $7,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE APARTMENT, OMAHA, NEBRASKA

SALES ADJUSTMENT GRID

                                                                   COMPARABLE                COMPARABLE
            DESCRIPTION                      SUBJECT                 I - 1                      I - 2
-------------------------------------------------------------------------------------------------------------
  Property Name                       The Apartment          Chalet Apartments &      Orchard Park Apartments
                                                             Townhomes
  Address                             7349 Grant Street      3810 North 108th Street  7805-7809 Harney Street
  City                                Omaha, Nebraska        Omaha, Nebraska          Omaha, Nebraska
  Sale Date                                                  January, 2003            July, 2002
  Sale Price ($)                                             $9,600,000               $1,300,000
  Net Rentable Area (SF)              192,960                236,510                  33,910
  Number of Units                     204                    246                      44
  Price Per Unit                                             $39,024                  $29,545
  Year Built                          1974                   1978                     1980
  Land Area (Acre)                    8.3500                 23.2247                  1.7677
VALUE ADJUSTMENTS                         DESCRIPTION            DESCRIPTION    ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed            Fee Simple Estate      Fee Simple Estate    0%  Fee Simple Estate    0%
  Financing                                                  Cash To Seller       0%  Cash To Seller       0%
  Conditions of Sale                                         Arm's Length         0%  Arm's Length         0%
  Date of Sale (Time)                                        01-2003              1%  07-2002              3%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                              $39,415                  $30,432
  Location                                                   Superior            -5%  Superior            -5%
  Number of Units                     204                    246                  0%  44                   0%
  Quality / Appeal                    Average                Comparable           0%  Comparable           0%
  Age / Condition                     1974                   1978 / Average       0%  1980 / Average       0%
  Occupancy at Sale                   90%                    94%                 -5%  93%                  0%
  Amenities                           Pool, tennis, garages  Comparable           0%  Comparable           0%
  Average Unit Size (SF)              946                    961                  0%  771                 25%
PHYSICAL ADJUSTMENT                                                             -10%                      20%
FINAL ADJUSTED VALUE ($/UNIT)                                        $35,473                  $36,518

                                            COMPARABLE                  COMPARABLE                COMPARABLE
            DESCRIPTION                       I - 3                       I - 4                      I - 5
-------------------------------------------------------------------------------------------------------------------
  Property Name                      Brent Village Apartments  Fontenelle Hills Apartments  1001 Apartments
  Address                            1402-1510 Buck Drive      200 Martin Drive             1001 North 90th Street
  City                               Bellevue, Nebraska        Bellevue, Nebraska           Omaha, Nebraska
  Sale Date                          July, 2002                May, 2001                    April, 2000
  Sale Price ($)                     $5,970,000                $16,500,000                  $4,315,000
  Net Rentable Area (SF)             147,320                   379,819                      111,805
  Number of Units                    180                       338                          110
  Price Per Unit                     $33,167                   $48,817                      $39,227
  Year Built                         1971                      1974                         1969
  Land Area (Acre)                   9.2800                    35.0700                      4.5400
VALUE ADJUSTMENTS                       DESCRIPTION      ADJ.     DESCRIPTION         ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate     0%  Fee Simple Estate        0%  Fee Simple Estate    0%
  Financing                          Cash To Seller        0%  Cash To Seller           0%  Cash To Seller       0%
  Conditions of Sale                 Arm's Length          0%  Arm's Length             0%  Arm's Length         0%
  Date of Sale (Time)                07-2002               3%  05-2001                  4%  04-2000              6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)       $34,162                   $50,769                      $41,581
  Location                           Superior            -10%  Superior               -10%  Superior            -5%
  Number of Units                    180                   0%  338                      0%  110                  0%
  Quality / Appeal                   Comparable            0%  Comparable               0%  Comparable           0%
  Age / Condition                    1971 / Fair           5%  1974 / Good             -5%  1969 / Average       0%
  Occupancy at Sale                  95%                  -5%  97%                     -5%  95%                 -5%
  Amenities                          Comparable            0%  Comparable               0%  Comparable           0%
  Average Unit Size (SF)             818                  15%  1,124                  -10%  1,016               -5%
PHYSICAL ADJUSTMENT                                        5%                         -30%                     -15%
FINAL ADJUSTED VALUE ($/UNIT)                 $35,870                    $35,538                    $35,344

SUMMARY

VALUE RANGE (PER UNIT)                $35,344              TO         $   36,518
MEAN (PER UNIT)                       $35,749
MEDIAN (PER UNIT)                     $35,538
VALUE CONCLUSION (PER UNIT)           $35,500

VALUE OF IMPROVEMENT & MAIN SITE                                      $7,242,000
  DEFERRED MAINTENANCE                                               -$   50,000
  PV OF CONCESSIONS                                                  -$   49,000
VALUE INDICATED BY SALES COMPARISON APPROACH                          $7,143,000
ROUNDED                                                               $7,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE APARTMENT, OMAHA, NEBRASKA

                             NOI PER UNIT COMPARISON

                                    SALE PRICE                        NOI/           SUBJECT NOI
COMPARABLE          NO. OF          ----------                     ----------      --------------       ADJUSTMENT      INDICATED
   NO.              UNITS           PRICE/UNIT        OAR           NOI/UNIT       SUBJ. NOI/UNIT         FACTOR        VALUE/UNIT
----------------------------------------------------------------------------------------------------------------------------------
   I-1               246           $ 9,600,000       9.53%         $  915,241         $647,153             0.853         $33,275
                                   $    39,024                     $    3,720         $  3,172
   I-2                44           $ 1,300,000       9.10%         $  118,318         $647,153             1.180         $34,855
                                   $    29,545                     $    2,689         $  3,172
   I-3               180           $ 5,970,000       9.29%         $  554,832         $647,153             1.029         $34,134
                                   $    33,167                     $    3,082         $  3,172
   I-4               338           $16,500,000       9.49%         $1,565,735         $647,153             0.685         $33,430
                                   $    48,817                     $    4,632         $  3,172
   I-5               110           $ 4,315,000       9.40%         $  405,800         $647,153             0.860         $33,732
                                   $    39,227                     $    3,689         $  3,172

                                   PRICE/UNIT

  Low                          High             Average   Median
$33,275                      $34,855            $33,885   $33,732

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                      $    33,800
Number of Units                                                       204

Value                                                         $ 6,895,200
 Deferred Maintenance                                        -$    50,000
 PV of Concessions                                           -$    49,000
Value Based on NOI Analysis                                   $ 6,796,200
                                  Rounded                     $ 6,800,000

The adjusted sales indicate a range of value between $33,275 and $34,855 per unit, with an average of $33,885 per unit. Based on the subject's competitive position within the improved sales, a value of $33,800 per unit is estimated. This indicates an "as is" market value of $6,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
THE APARTMENT, OMAHA, NEBRASKA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                    SALE PRICE
COMPARABLE              NO. OF      ----------       EFFECTIVE        OPERATING                 SUBJECT
    NO.                 UNITS       PRICE/UNIT      GROSS INCOME       EXPENSE       OER      PROJECTED OER      EGIM
---------------------------------------------------------------------------------------------------------------------
   I-1                   246        $ 9,600,000      $1,821,013        $  905,772   49.74%                       5.27
                                    $    39,024
   I-2                    44        $ 1,300,000      $  231,124        $  112,806   48.81%                       5.62
                                    $    29,545
   I-3                   180        $ 5,970,000      $1,074,240        $  519,408   48.35%                       5.56
                                    $    33,167                                                   50.16%
   I-4                   338        $16,500,000      $2,762,028        $1,196,293   43.31%                       5.97
                                    $    48,817
   I-5                   110        $ 4,315,000      $  710,000        $  304,200   42.85%                       6.08
                                    $    39,227

                                      EGIM

Low    High    Average    Median
----   ----    -------    ------
5.27   6.08     5.70       5.62

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                               5.30
Subject EGI                                                           $1,380,397

Value                                                                 $7,316,104
  Deferred Maintenance                                               -$   50,000
  PV of Concessions                                                  -$   49,000
Value Based on EGIM Analysis                                          $7,217,104
                               Rounded                                $7,200,000

               Value Per Unit                                         $   35,294

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 50.16% before reserves. The comparable sales indicate a range of expense ratios from 42.85% to 49.74%, while their EGIMs range from 5.27 to 6.08. Overall, we conclude to an EGIM of 5.30, which results in an "as is" value estimate in the EGIM Analysis of $7,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,100,000.

Price Per Unit                                                        $7,100,000
NOI Per Unit                                                          $6,800,000
EGIM Analysis                                                         $7,200,000

Sales Comparison Conclusion                                           $7,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE APARTMENT, OMAHA, NEBRASKA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE APARTMENT, OMAHA, NEBRASKA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                     Average
                              Unit Area      ---------------------
     Unit Type                (Sq. Ft.)      Per Unit       Per SF    % Occupied
--------------------------------------------------------------------------------
1 Bd/1 Bath (1A10)               790          $ 499         $ 0.63       89.7%
1 Bd/1 Bath (1B10)               830          $ 552         $ 0.67       87.1%
2 Bd/1.5 Ba (2A20)              1145          $ 662         $ 0.58       92.5%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE APARTMENT, OMAHA, NEBRASKA

                                  RENT ANALYSIS

                                                                      COMPARABLE RENTS
                                                   ----------------------------------------------------
                                                       R-1        R-2       R-3     R-4         R-5
                                                   ----------------------------------------------------
                                                                                             Laurelwood
                                                   Florentine                       Tudor     Apartment
                                                   Apartment  Beacon Hill  Maple   Heights     Homes &
                                                   Community  Apartments   Manor  Apartments  Townhomes
                                                   ----------------------------------------------------
                                                                    COMPARISON TO SUBJECT
                                   SUBJECT SUBJECT ----------------------------------------------------
                      SUBJECT UNIT ACTUAL  ASKING   Slightly
       DESCRIPTION        TYPE      RENT    RENT    Inferior    Similar   Similar   Similar   Similar    MIN     MAX  MEDIAN AVERAGE
------------------------------------------------------------------------------------------------------------------------------------
Monthly Rent          1 BD/1 BATH  $  499  $  499    $  487     $  540     $  535   $  465     $  490   $  465 $  540 $  490 $   503
Unit Area (SF)        (1A10)          790     790       634        716        830      750        850      634    850    750     756
Monthly Rent Per
Sq. Ft.                            $ 0.63  $ 0.63    $ 0.77     $ 0.75     $ 0.64   $ 0.62     $ 0.58   $ 0.58 $ 0.77 $ 0.64 $  0.67

Monthly Rent          1 BD/1 BATH  $  552  $  554               $  565     $  535   $  465     $  490   $  465 $  565 $  513 $   514
Unit Area (SF)        (1B10)          830     830                  820        830      750        850      750    850    825     813
Monthly Rent Per
Sq. Ft.                            $ 0.67  $ 0.67               $ 0.69     $ 0.64   $ 0.62     $ 0.58   $ 0.58 $ 0.69 $ 0.63 $  0.63

Monthly Rent          2 BD/1.5 BA  $  662  $  664    $  700     $  673     $  595   $  588     $  587   $  587 $  700 $  595 $   628
Unit Area (SF)        (2A20)        1,145   1,145     1,200      1,098      1,000    1,025      1,025    1,000  1,200  1,025   1,070
Monthly Rent Per
Sq. Ft.                            $ 0.58  $ 0.58    $ 0.58     $ 0.61     $ 0.60   $ 0.57     $ 0.57   $ 0.57 $ 0.61 $ 0.58 $  0.59

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                 Market Rent
                                                Unit Area    -------------------        Monthly          Annual
     Unit Type             Number of Units      (Sq. Ft.)    Per Unit     Per SF        Income           Income
-----------------------------------------------------------------------------------------------------------------
1 Bd/1 Bath (1A10)              39                  790        $499        $0.63        $ 19,461       $  233,532
1 Bd/1 Bath (1B10)              85                  830        $552        $0.67        $ 46,920       $  563,040
2 Bd/1.5 Ba (2A20)              80                1,145        $662        $0.58        $ 52,960       $  635,520
                                                                          Total         $119,341       $1,432,092

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE APARTMENT, OMAHA, NEBRASKA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR      2000       FISCAL YEAR      2001       FISCAL YEAR      2002
                            ------------------------    ------------------------    ------------------------
                                      ACTUAL                     ACTUAL                      ACTUAL
                            ------------------------    ------------------------    ------------------------
       DESCRIPTION            TOTAL        PER UNIT        TOTAL       PER UNIT       TOTAL        PER UNIT
------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income              $1,449,653    $    7,106    $1,504,160    $    7,373    $1,472,215    $    7,217

 Vacancy                    $   87,385    $      428    $  138,250    $      678    $  132,115    $      648
 Credit Loss/Concessions    $   56,564    $      277    $   75,301    $      369    $  117,851    $      578
                            ----------    ----------    ----------    ----------    ----------    ----------
  Subtotal                  $  143,949    $      706    $  213,551    $    1,047    $  249,966    $    1,225

 Laundry Income             $   14,751    $       72    $   15,519    $       76    $   17,715    $       87
 Garage Revenue             $   22,876    $      112    $   20,011    $       98    $   19,769    $       97
 Other Misc. Revenue        $   16,916    $       83    $   29,558    $      145    $  115,200    $      565
                            ----------    ----------    ----------    ----------    ----------    ----------
  Subtotal Other Income     $   54,543    $      267    $   65,088    $      319    $  152,684    $      748

                            ----------    ----------    ----------    ----------    ----------    ----------
Effective Gross Income      $1,360,247    $    6,668    $1,355,697    $    6,646    $1,374,933    $    6,740

Operating Expenses
 Taxes                      $  126,773    $      621    $  128,073    $      628    $  164,927    $      808
 Insurance                  $   18,807    $       92    $   26,793    $      131    $   32,313    $      158
 Utilities                  $  115,860    $      568    $  155,260    $      761    $  124,461    $      610
 Repair & Maintenance       $   69,868    $      342    $   69,036    $      338    $   64,787    $      318
 Cleaning                   $   25,752    $      126    $   20,978    $      103    $   23,618    $      116
 Landscaping                $   17,373    $       85    $   12,752    $       63    $   13,770    $       68
 Security                   $      108    $        1    $    6,108    $       30    $    7,303    $       36
 Marketing & Leasing        $   30,366    $      149    $   27,358    $      134    $   22,756    $      112
 General Administrative     $  133,938    $      657    $  160,702    $      788    $  168,320    $      825
 Management                 $   67,452    $      331    $   77,064    $      378    $   67,845    $      333
 Miscellaneous              $        0    $        0    $        0    $        0    $        0    $        0

                            ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Expenses    $  606,297    $    2,972    $  684,124    $    3,354    $  690,100    $    3,383

 Reserves                   $        0    $        0    $        0    $        0    $        0    $        0

                            ----------    ----------    ----------    ----------    ----------    ----------
Net Income                  $  753,950    $    3,696    $  671,573    $    3,292    $  684,833    $    3,357

                            FISCAL YEAR      2003       ANNUALIZED       2003
                            ------------------------    ------------------------
                                MANAGEMENT BUDGET              PROJECTION                    AAA PROJECTION
                            ------------------------    ------------------------    ----------------------------------
       DESCRIPTION             TOTAL       PER UNIT        TOTAL       PER UNIT       TOTAL        PER UNIT       %
----------------------------------------------------------------------------------------------------------------------
Revenues
 Rental Income              $1,534,041    $    7,520    $1,439,932    $    7,058    $1,432,092    $    7,020    100.0%

 Vacancy                    $  137,005    $      672    $  139,708    $      685    $  128,888    $      632      9.0%
 Credit Loss/Concessions    $   67,400    $      330    $  126,284    $      619    $   42,963    $      211      3.0%
                            ----------    ----------    ----------    ----------    ----------    ----------     ----
  Subtotal                  $  204,405    $    1,002    $  265,992    $    1,304    $  171,851    $      842     12.0%

 Laundry Income             $   22,800    $      112    $   14,164    $       69    $   18,360    $       90      1.3%
 Garage Revenue             $   20,000    $       98    $   19,200    $       94    $   20,196    $       99      1.4%
 Other Misc. Revenue        $   72,265    $      354    $   98,312    $      482    $   81,600    $      400      5.7%
                            ----------    ----------    ----------    ----------    ----------    ----------     ----
  Subtotal Other Income     $  115,065    $      564    $  131,676    $      645    $  120,156    $      589      8.4%

                            ----------    ----------    ----------    ----------    ----------    ----------     ----
Effective Gross Income      $1,444,701    $    7,082    $1,305,616    $    6,400    $1,380,397    $    6,767    100.0%

Operating Expenses

 Taxes                      $  133,327    $      654    $  153,400    $      752    $  155,040    $      760     11.2%
 Insurance                  $   36,434    $      179    $   37,724    $      185    $   36,516    $      179      2.6%
 Utilities                  $  116,300    $      570    $  206,752    $    1,013    $  118,320    $      580      8.6%
 Repair & Maintenance       $   70,187    $      344    $   52,112    $      255    $   71,400    $      350      5.2%
 Cleaning                   $   22,165    $      109    $   13,356    $       65    $   22,440    $      110      1.6%
 Landscaping                $   12,998    $       64    $    9,016    $       44    $   13,260    $       65      1.0%
 Security                   $    6,894    $       34    $    3,888    $       19    $    7,140    $       35      0.5%
 Marketing & Leasing        $   27,018    $      132    $   22,600    $      111    $   26,928    $      132      2.0%
 General Administrative     $  173,829    $      852    $  172,392    $      845    $  172,380    $      845     12.5%
 Management                 $   76,900    $      377    $   65,080    $      319    $   69,020    $      338      5.0%
 Miscellaneous              $        0    $        0    $        0    $        0    $        0    $        0      0.0%

                            ----------    ----------    ----------    ----------    ----------    ----------     ----
Total Operating Expenses    $  676,052    $    3,314    $  736,320    $    3,609    $  692,444    $    3,394     50.2%

 Reserves                   $        0    $        0    $        0    $        0    $   40,800    $      200      5.9%

                            ----------    ----------    ----------    ----------    ----------    ----------     ----
Net Income                  $  768,649    $    3,768    $  569,296    $    2,791    $  647,153    $    3,172     46.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE APARTMENT, OMAHA, NEBRASKA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $50,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                 CAPITALIZATION RATES
                 -----------------------------------------------
                       GOING-IN                    TERMINAL
                 --------------------        -------------------
                  LOW           HIGH          LOW          HIGH
----------------------------------------------------------------
RANGE            6.00%         10.00%        7.00%        10.00%
AVERAGE                  8.14%                      8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE APARTMENT, OMAHA, NEBRASKA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.           SALE DATE          OCCUP.     PRICE/UNIT        OAR
------------------------------------------------------------------------
  I-1                Jan-03             94%        $39,024         9.53%
  I-2                Jul-02             93%        $29,545         9.10%
  I-3                Jul-02             95%        $33,167         9.29%
  I-4                May-01             97%        $48,817         9.49%
  I-5                Apr-00             95%        $39,227         9.40%
                                                      High         9.53%
                                                       Low         9.10%
                                                   Average         9.36%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.25%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $6,900,000. In this instance, the reversion figure contributes approximately 40% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE APARTMENT, OMAHA, NEBRASKA

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
THE APARTMENT, OMAHA, NEBRASKA

DISCOUNTED CASH FLOW ANALYSIS

                                  THE APARTMENT

               YEAR                    APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
            FISCAL YEAR                   1              2              3              4              5               6
----------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,432,092     $1,432,092     $1,475,055     $1,519,306     $1,564,886     $1,611,832

  Vacancy                             $  128,888     $  128,888     $  132,755     $  136,738     $  140,840     $  145,065
  Credit Loss                         $   42,963     $   42,963     $   44,252     $   45,579     $   46,947     $   48,355
  Concessions                         $   35,802     $   21,481     $        0     $        0     $        0     $        0
                                      -------------------------------------------------------------------------------------
    Subtotal                          $  207,653     $  193,332     $  177,007     $  182,317     $  187,786     $  193,420

  Laundry Income                      $   18,360     $   18,360     $   18,911     $   19,478     $   20,062     $   20,664
  Garage Revenue                      $   20,196     $   20,196     $   20,802     $   21,426     $   22,069     $   22,731
  Other Misc. Revenue                 $   81,600     $   81,600     $   84,048     $   86,569     $   89,167     $   91,842
                                      -------------------------------------------------------------------------------------
      Subtotal Other Income           $  120,156     $  120,156     $  123,761     $  127,474     $  131,298     $  135,237
                                      -------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,344,595     $1,358,916     $1,421,809     $1,464,463     $1,508,397     $1,553,649

OPERATING EXPENSES:
  Taxes                               $  155,040     $  158,141     $  162,885     $  167,772     $  172,805     $  177,989
  Insurance                           $   36,516     $   37,246     $   38,364     $   39,515     $   40,700     $   41,921
  Utilities                           $  118,320     $  120,686     $  124,307     $  128,036     $  131,877     $  135,834
  Repair & Maintenance                $   71,400     $   72,828     $   75,013     $   77,263     $   79,581     $   81,969
  Cleaning                            $   22,440     $   22,889     $   23,575     $   24,283     $   25,011     $   25,762
  Landscaping                         $   13,260     $   13,525     $   13,931     $   14,349     $   14,779     $   15,223
  Security                            $    7,140     $    7,283     $    7,501     $    7,726     $    7,958     $    8,197
  Marketing & Leasing                 $   26,928     $   27,467     $   28,291     $   29,139     $   30,013     $   30,914
  General Administrative              $  172,380     $  175,828     $  181,102     $  186,536     $  192,132     $  197,896
  Management                          $   67,230     $   67,946     $   71,090     $   73,223     $   75,420     $   77,682
  Miscellaneous                       $        0     $        0     $        0     $        0     $        0     $        0
                                      -------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  690,654     $  703,838     $  726,060     $  747,841     $  770,277     $  793,385

  Reserves                            $   40,800     $   41,616     $   42,864     $   44,150     $   45,475     $   46,839
                                      -------------------------------------------------------------------------------------
NET OPERATING INCOME                  $  613,141     $  613,461     $  652,885     $  672,471     $  692,645     $  713,425

  Operating Expense Ratio (% of EGI)        51.4%          51.8%          51.1%          51.1%          51.1%          51.1%
  Operating Expense Per Unit          $    3,386     $    3,450     $    3,559     $    3,666     $    3,776     $    3,889

               YEAR                    APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
            FISCAL YEAR                    7              8              9              10             11
------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,660,187     $1,709,993     $1,761,293     $1,814,131     $1,868,555

  Vacancy                             $  149,417     $  153,899     $  158,516     $  163,272     $  168,170
  Credit Loss                         $   49,806     $   51,300     $   52,839     $   54,424     $   56,057
  Concessions                         $        0     $        0     $        0     $        0     $        0
                                      ----------------------------------------------------------------------
    Subtotal                          $  199,222     $  205,199     $  211,355     $  217,696     $  224,227

  Laundry Income                      $   21,284     $   21,923     $   22,580     $   23,258     $   23,956
  Garage Revenue                      $   23,413     $   24,115     $   24,839     $   25,584     $   26,351
  Other Misc. Revenue                 $   94,597     $   97,435     $  100,358     $  103,368     $  106,469
                                      ----------------------------------------------------------------------
      Subtotal Other Income           $  139,294     $  143,473     $  147,777     $  152,210     $  156,776
                                      ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,600,258     $1,648,266     $1,697,714     $1,748,646     $1,801,105

OPERATING EXPENSES:
  Taxes                               $  183,329     $  188,828     $  194,493     $  200,328     $  206,338
  Insurance                           $   43,179     $   44,474     $   45,808     $   47,183     $   48,598
  Utilities                           $  139,909     $  144,106     $  148,429     $  152,882     $  157,468
  Repair & Maintenance                $   84,428     $   86,960     $   89,569     $   92,256     $   95,024
  Cleaning                            $   26,534     $   27,330     $   28,150     $   28,995     $   29,865
  Landscaping                         $   15,679     $   16,150     $   16,634     $   17,133     $   17,647
  Security                            $    8,443     $    8,696     $    8,957     $    9,226     $    9,502
  Marketing & Leasing                 $   31,841     $   32,797     $   33,780     $   34,794     $   35,838
  General Administrative              $  203,832     $  209,947     $  216,246     $  222,733     $  229,415
  Management                          $   80,013     $   82,413     $   84,886     $   87,432     $   90,055
  Miscellaneous                       $        0     $        0     $        0     $        0     $        0
                                      ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  817,187     $  841,702     $  866,953     $  892,962     $  919,751

  Reserves                            $   48,244     $   49,692     $   51,182     $   52,718     $   54,299
                                      ----------------------------------------------------------------------
NET OPERATING INCOME                  $  734,827     $  756,872     $  779,578     $  802,966     $  827,055

  Operating Expense Ratio (% of EGI)        51.1%          51.1%          51.1%          51.1%          51.1%
  Operating Expense Per Unit          $    4,006     $    4,126     $    4,250     $    4,377     $    4,509

Estimated Stabilized NOI          $647,153          Sales Expense Rate          2.00%
Months to Stabilized                     0          Discount Rate              11.50%
Stabilized Occupancy                  91.0%         Terminal Cap Rate          10.00%

Gross Residual Sale Price         $8,270,548        Deferred Maintenance       -$   50,000
 Less: Sales Expense              $  165,411        Add: Excess Land            $        0
                                  ----------
Net Residual Sale Price           $8,105,137        Other Adjustments           $        0
                                                                                ----------
PV of Reversion                   $2,729,051        Value Indicated By "DCF"    $6,874,261
Add: NPV of NOI                   $4,195,210                    Rounded         $6,900,000
                                  ----------
PV Total                          $6,924,261

                          "DCF" VALUE SENSITIVITY TABLE

                                                                 DISCOUNT RATE
                                    ------------------------------------------------------------------------
           TOTAL VALUE                11.00%          11.25%         11.50%          11.75%         12.00%
------------------------------------------------------------------------------------------------------------
TERMINAL CAP RATE         9.50%     $7,300,179      $7,182,766     $7,067,896      $6,955,505     $6,845,531
                          9.75%     $7,223,135      $7,107,435     $6,994,237      $6,883,477     $6,775,095
                         10.00%     $7,149,942      $7,035,871     $6,924,261      $6,815,051     $6,708,181
                         10.25%     $7,080,320      $6,967,798     $6,857,699      $6,749,963     $6,644,532
                         10.50%     $7,014,014      $6,902,966     $6,794,307      $6,687,975     $6,583,913

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
THE APARTMENT, OMAHA, NEBRASKA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $49,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.25% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
THE APARTMENT, OMAHA, NEBRASKA

                                  THE APARTMENT

                                                  TOTAL       PER Sq. Ft.     PER UNIT % OF EGI
-----------------------------------------------------------------------------------------------
REVENUE
 Base Rent                                     $1,432,092       $ 7.42        $ 7,020

 Less: Vacancy & Collection Loss    12.00%     $  171,851       $ 0.89        $   842

 Plus: Other Income
  Laundry Income                               $   18,360       $ 0.10        $    90     1.33%
  Garage Revenue                               $   20,196       $ 0.10        $    99     1.46%
  Other Misc. Revenue                          $   81,600       $ 0.42        $   400     5.91%
                                               -----------------------------------------------
   Subtotal Other Income                       $  120,156       $ 0.62        $   589     8.70%

EFFECTIVE GROSS INCOME                         $1,380,397       $ 7.15        $ 6,767

OPERATING EXPENSES:
 Taxes                                         $  155,040       $ 0.80        $   760    11.23%
 Insurance                                     $   36,516       $ 0.19        $   179     2.65%
 Utilities                                     $  118,320       $ 0.61        $   580     8.57%
 Repair & Maintenance                          $   71,400       $ 0.37        $   350     5.17%
 Cleaning                                      $   22,440       $ 0.12        $   110     1.63%
 Landscaping                                   $   13,260       $ 0.07        $    65     0.96%
 Security                                      $    7,140       $ 0.04        $    35     0.52%
 Marketing & Leasing                           $   26,928       $ 0.14        $   132     1.95%
 General Administrative                        $  172,380       $ 0.89        $   845    12.49%
 Management                          5.00%     $   69,020       $ 0.36        $   338     5.00%
 Miscellaneous                                 $        0       $ 0.00        $     0     0.00%

TOTAL OPERATING EXPENSES                       $  692,444       $ 3.59        $ 3,394    50.16%

 Reserves                                      $   40,800       $ 0.21        $   200     2.96%
                                               -----------------------------------------------
NET OPERATING INCOME                           $  647,153       $ 3.35        $ 3,172    46.88%

 "GOING IN" CAPITALIZATION RATE                      9.25%

 VALUE INDICATION                              $6,996,250       $36.26        $34,295

 DEFERRED MAINTENANCE                         ($   50,000)

 PV OF CONCESSIONS                            ($   49,000)

 "AS IS" VALUE INDICATION
   (DIRECT CAPITALIZATION APPROACH)            $6,897,250

                        ROUNDED                $6,900,000       $35.76        $33,824

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
THE APARTMENT, OMAHA, NEBRASKA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE           VALUE          ROUNDED     $/UNIT       $/SF
----------------------------------------------------------------
  8.50%         $7,514,566      $7,500,000    $36,765     $38.87
  8.75%         $7,297,036      $7,300,000    $35,784     $37.83
  9.00%         $7,091,590      $7,100,000    $34,804     $36.80
  9.25%         $6,897,250      $6,900,000    $33,824     $35.76
  9.50%         $6,713,138      $6,700,000    $32,843     $34.72
  9.75%         $6,538,468      $6,500,000    $31,863     $33.69
 10.00%         $6,372,531      $6,400,000    $31,373     $33.17

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                                 $6,900,000
Direct Capitalization Method                                  $6,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
THE APARTMENT, OMAHA, NEBRASKA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                               Not Utilized
Sales Comparison Approach                                    $7,100,000
Income Approach                                              $6,900,000
Reconciled Value                                             $7,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 12, 2003 the market value of the fee simple estate in the property is:

                                   $7,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE APARTMENT, OMAHA, NEBRASKA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE APARTMENT, OMAHA, NEBRASKA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE APARTMENT, OMAHA, NEBRASKA

                               SUBJECT PHOTOGRAPHS

                  [PICTURE]                                 [PICTURE]

EXTERIOR - SIGNAGE AND VIEW FROM GRANT STREET      EXTERIOR - TYPICAL APARTMENTS

        [PICTURE]                                                 [PICTURE]

EXTERIOR - TYPICAL APARTMENTS                                  EXTERIOR - OFFICE

           [PICTURE]                                [PICTURE]

   EXTERIOR - SWIMMING POOL         EXTERIOR - CHIPPING PAINT ALONG WINDOW FRAME

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE APARTMENT, OMAHA, NEBRASKA

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                    [PICTURE]

INTERIOR - OFFICE AND MEETING              INTERIOR - 2 BEDROOM MODEL UNIT
         ROOM SPACE                              LIVING & DINING ROOM

          [PICTURE]                                    [PICTURE]

 INTERIOR - 2 BEDROOM MODEL                   INTERIOR - 2 BEDROOM MODEL
        UNIT KITCHEN                                UNIT BATHROOM

          [PICTURE]                                    [PICTURE]

 INTERIOR - 2 BEDROOM MODEL            INTERIOR - VACANT 1 BEDROOM UNIT BEDROOM
        UNIT BEDROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE APARTMENT, OMAHA, NEBRASKA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE APARTMENT, OMAHA, NEBRASKA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1                COMPARABLE I-2           COMPARABLE I-3
CHALET APARTMENTS & TOWNHOMES  ORCHARD PARK APARTMENTS  BRENT VILLAGE APARTMENTS
  3810 North 108th Street      7805-7809 Harney Street    1402-1510 Buck Drive
     Omaha, Nebraska               Omaha, Nebraska         Bellevue, Nebraska

        [PICTURE]                      [PICTURE]                  N/A

     COMPARABLE I-4                COMPARABLE I-5
FONTENELLE HILLS APARTMENTS       1001 APARTMENTS
    200 Martin Drive           1001 North 90th Street
   Bellevue, Nebraska              Omaha, Nebraska

        N/A                            [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE APARTMENT, OMAHA, NEBRASKA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
           DESCRIPTION                              SUBJECT                                              R - 1
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Apartment                                     Florentine Apartment Community
  Management Company              AIMCO                                             A. J. V. Properties
LOCATION:
  Address                         7349 Grant Street                                 2105-2333 Benson Garden Blvd.
  City, State                     Omaha, Nebraska                                   Omaha, Nebraska
  County                          Douglas                                           Douglas
  Proximity to Subject                                                              1.2 miles east
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          192,960                                           N/A
  Year Built                      1974                                              1971
  Effective Age                   25                                                30
  Building Structure Type         Brick & vinyl siding walls; asphalt shingle roof  Brick & stucco siding; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Garage and open                                   Open
  Number of Units                 204                                               176
  Unit Mix:                                 Type            Unit   Qty.  Mo. Rent              Type            Unit  Qty.      Mo.
                                    1  1 Bd/1 Bath (1A10)     790   39     $499       1  1 Bd / 1 Ba-Ph I A     634           $487
                                    2  1 Bd/1 Bath (1B10)     830   85     $552       0  1 Bd / 1 Ba-Ph I B     592           $495
                                    3  2 Bd/1.5 Ba (2A20)   1,145   80     $662       0  1 Bd / 1 Ba-Ph II      615           $487
                                                                                      0  1 Bd / 1 Ba-Ph III     605           $495
                                                                                      0  2 Bd/1 Ba-Ph I         770           $555
                                                                                      0  2 Bd/1 Ba-Ph I Cnr.    970           $595
                                                                                      3  2 Bd/2 Ba-Ph I       1,200           $700
                                                                                      0  2 Bd/1 Ba-Ph II        728           $567
                                                                                      0  2 Bd/1 Ba-Ph II Cnr.   810           $587
                                                                                      0  2Bd/1Ba-Ph III         744           $620
                                                                                      0  2Bd/1Ba-Ph III Cnr.    815           $590
                                                                                      0  3Bd/1Ba-Ph III       1,100           $700
  Average Unit Size (SF)          946
  Unit Breakdown:                      Efficiency      0%   2-Bedroom        39%         Efficiency      N/A   2-Bedroom    N/A
                                       1-Bedroom      61%   3-Bedroom         0%         1-Bedroom       N/A   3-Bedroom    N/A
CONDITION:                        Average                                           Average
APPEAL:                           Average                                           Average
AMENITIES:
  Unit Amenities                       Attach. Garage         X    Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                   X   Balcony                X    Ceiling Fans          X   Balcony                 Ceiling Fans
                                       Fireplace                                             Fireplace
                                   X   Cable TV Ready                                    X   Cable TV Ready
  Project Amenities                X   Swimming Pool                                     X   Swimming Pool
                                   X   Spa/Jacuzzi                 Car Wash                  Spa/Jacuzzi             Car Wash
                                       Basketball Court            BBQ Equipment             Basketball Court    X   BBQ Equipment
                                       Volleyball Court            Theater Room              Volleyball Court        Theater Room
                                       Sand Volley Ball       X    Meeting Hall              Sand Volley Ball        Meeting Hall
                                       Tennis Court                Secured Parking           Tennis Court            Secured Parking
                                       Racquet Ball           X    Laundry Room              Racquet Ball        X   Laundry Room
                                       Jogging Track          X    Business Office           Jogging Track       X   Business Office
                                       Gym Room                    Putting Green         X   Gym Room                Putting Green
                                       Tanning Bed                 Washer-Dryer              Tanning Bed             Washer-Dryer
                                       Playground                  W/D Hookup                Playground          X   W/D Hookup
OCCUPANCY:                        90%                                                   87%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months                                    6 to 12 Months
  Concessions                     1/2 month free                                    $100 off deposits
  Pet Deposit                     $300 non-refundable fee/pet + $20/m pet rent      No pets allowed
  Utilities Paid by Tenant:        X   Electric                   Natural Gas        X   Electric                   Natural Gas
                                   X   Water                      Trash                  Water                      Trash
  Confirmation                    May 12, 2003; Ms. Michelle Jackson (Property      May 12, 2003; Ms. Karin Babcock, (Leasing
  Telephone Number                (402) 493-4131                                    (402) 391-0415
NOTES:                                                                              Landlord pays for heat, water and trash. Tenant
                                                                                    pays electric only. Security deposit is equal
                                                                                    to one months rent (reduced by the current $100
                                                                                    off special). Only the 1,200 SF 2 bedroom 2
                                                                                    bath units have washer / dryer hookups. Garages
                                                                                    lease for $45 per month.
  COMPARISON TO SUBJECT:                                                            Slightly Inferior

                                                    COMPARABLE                                           COMPARABLE
           DESCRIPTION                                 R - 2                                                R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Beacon Hill Apartments                             Maple Manor
  Management Company              NP Dodge Management Company Inc.                   The Goodman Group
LOCATION:
  Address                         9315 Maplewood Boulevard                           3022 1/2 North 97th Street
  City, State                     Omaha, Nebraska                                    Omaha, Nebraska
  County                          Douglas                                            Douglas
  Proximity to Subject            2.6 miles northwest                                2.7 miles west
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          N/A                                                N/A
  Year Built                      1968                                               1968
  Effective Age                   30                                                 35
  Building Structure Type         Brick & wood siding, asphalt shingle roof          Brick veneer, wood frame, asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                               Garage and open
  Number of Units                 192                                                259
  Unit Mix:                                    Type            Unit Qty.     Mo.                 Type          Unit  Qty.     Mo.
                                     0  1 Bd/1 Ba-studio        559          $460      0  1Bd / 1Ba-Studio #1   520           $460
                                     0  1 Bd/1 Ba-studio wd     559          $495      0  1Bd / 1Ba-Studio #2   540           $485
                                     0  1 Bd/1 Ba               603          $495      1  1 Bd / 1 Bath         830           $535
                                     0  1 Bd/1 Ba - 1st floor   716          $535      2  1 Bd / 1 Bath         830           $535
                                     1  1 Bd/1 Ba - upstairs    716          $540      3  2 Bd / 2 Bath       1,000           $595
                                     2  1 Bd/1 Ba               820          $565      0  3 Bd / 1.5 Bath     1,250           $815
                                     3  2 Bd/1.5 Ba           1,044          $660      0  3 Bd / 2 Bath       1,250           $850
                                     0  2 Bd/1.5 Ba w/FP      1,044          $665
                                     3  2 Bd/2 Ba w/FP        1,151          $685
  Average Unit Size (SF)
  Unit Breakdown:                       Efficiency      N/A 2-Bedroom   N/A               Efficiency    N/A    2-Bedroom      N/A
                                        1-Bedroom       N/A 3-Bedroom   N/A               1-Bedroom     N/A    3-Bedroom      N/A
CONDITION:                        Average                                            Average
APPEAL:                           Average                                            Average
AMENITIES:
  Unit Amenities                      Attach. Garage            X   Vaulted Ceiling       Attach. Garage            Vaulted Ceiling
                                   X  Balcony                       Ceiling Fans       X  Balcony               X   Ceiling Fans
                                   X  Fireplace                                           Fireplace
                                   X  Cable TV Ready                                   X  Cable TV Ready
  Project Amenities                X  Swimming Pool                                    X  Swimming Pool         X
                                      Spa/Jacuzzi                   Car Wash              Spa/Jacuzzi               Car Wash
                                      Basketball Court              BBQ Equipment         Basketball Court          BBQ Equipment
                                      Volleyball Court              Theater Room          Volleyball Court          Theater Room
                                      Sand Volley Ball          X   Meeting Hall          Sand Volley Ball      X   Meeting Hall
                                      Tennis Court                  Secured Parking       Tennis Court              Secured Parking
                                      Racquet Ball              X   Laundry Room          Racquet Ball          X   Laundry Room
                                      Jogging Track             X   Business Office       Jogging Track         X   Business Office
                                      Gym Room                      Putting Green      X  Gym Room                  Putting Green
                                       Tanning Bed                   Washer-Dryer          Tanning Bed               Washer-Dryer
                                       Playground               X   W/D Hookup         X   Playground            X   W/D Hookup
OCCUPANCY:                        N/A                                                90%
LEASING DATA:
  Available Leasing Terms         12 Months                                          6 to 12 Months
  Concessions                     None                                               1 month free with 12 month lease
  Pet Deposit                     Cats only, $150 deposit for 1st pet, $75 for 2nd   $250 deposit ($150 refundable) + $15/m pet rnt.
  Utilities Paid by Tenant:        X  Electric                      Natural Gas        X  Electric                  Natural Gas
                                      Water                         Trash                 Water                     Trash
  Confirmation                    May 12, 2003, Ms. KaCee Peters (Leasing Agent)     May 14, 2003; Ms. Lisa Hamernick (Community
  Telephone Number                (402) 572-1610                                     (402) 572-1414
NOTES:                            Tenants qualify for a discounted membership at     All utility bills are paid by the landlord for
                                  a nearby Golds Gym as the property has no          the two Studio unit types. Natural gas heat is
                                  fitness center. Security deposit is $175, and      paid by the landlord for all unit types.
                                  there is an application fee of $20 per person.     Application fee is $25 and the security deposit
                                                                                     is $250 for the studio, 1 and 2 bedroom units,
                                                                                     and $300 for the 3 bedroom units. Garages rent
                                                                                     for $35 per month.
  COMPARISON TO SUBJECT:          Similar                                            Similar

                                                 COMPARABLE                                           COMPARABLE
           DESCRIPTION                             R - 4                                                 R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Tudor Heights Apartments                          Laurelwood Apartment Homes & Townhomes
  Management Company              Providence Management Company, LLC                N/A
LOCATION:
  Address                         10505 Evans Plaza                                 5439 North 100th Plaza
  City, State                     Omaha, Nebraska                                   Omaha, Nebraska
  County                          Douglas                                           Douglas
  Proximity to Subject            4.0 miles west                                    4.1 miles northwest
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          N/A                                               N/A
  Year Built                      1970s                                             1969
  Effective Age                   30+                                               34
  Building Structure Type         Brick & stucco sidings; asphalt shingle roof      Brick veneer, wood frame; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Garage, open and covered                          Garage & open
  Number of Units                 418                                               480
  Unit Mix:                                  Type              Unit  Qty.     Mo.               Type           Unit   Qty.      Mo.
                                     1  1 Bd / 1Bath            750          $465      1  1 Bd / 1 Ba - apt.     850           $490
                                     2  1 Bd / 1Bath            750          $465      2  1 Bd / 1 Ba - apt.     850           $490
                                     3  2 Bd / 1 Ba - Type 1  1,000          $565      3  2 Bd / 2 Ba - apt.   1,000           $575
                                     3  2 Bd / 1.5Ba-Type 2   1,050          $610      3  2 Bd / 2 Ba - apt.   1,050           $599
                                                                                       0  1 Bd / 1 Ba-townhm.    825           $550
                                                                                       0  2 Bd / 2 Ba-townhm.  1,200           $805
  Average Unit Size (SF)
  Unit Breakdown:                       Efficiency       N/A   2-Bedroom   N/A            Efficiency      N/A   2-Bedroom      N/A
                                        1-Bedroom        N/A   3-Bedroom   N/A            1-Bedroom       N/A   3-Bedroom      N/A
CONDITION:                        Average                                           Average
APPEAL:                           Average                                           Average
AMENITIES:
  Unit Amenities                        Attach. Garage              Vaulted Ceiling       Attach. Garage             Vaulted Ceiling
                                    X   Balcony                     Ceiling Fans      X   Balcony                    Ceiling Fans
                                        Fireplace                                     X   Fireplace
                                    X   Cable TV Ready                                X   Cable TV Ready
  Project Amenities                 X   Swimming Pool           X                     X   Swimming Pool          X
                                    X   Spa/Jacuzzi                 Car Wash          X   Spa/Jacuzzi                Car Wash
                                        Basketball Court            BBQ Equipment         Basketball Court           BBQ Equipment
                                        Volleyball Court            Theater Room          Volleyball Court           Theater Room
                                    X   Sand Volley Ball        X   Meeting Hall      X   Sand Volley Ball       X   Meeting Hall
                                        Tennis Court                Secured Parking       Tennis Court               Secured Parking
                                        Racquet Ball            X   Laundry Room          Racquet Ball           X   Laundry Room
                                        Jogging Track           X   Business Office       Jogging Track          X   Business Office
                                        Gym Room                X   Putting Green     X   Gym Room                   Putting Green
                                         Tanning Bed                 Washer-Dryer          Tanning Bed                Washer-Dryer
                                         Playground                  W/D Hookup       X    Playground                 W/D Hookup
OCCUPANCY:                        96%                                               94%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months                                    6 to 12 Months
  Concessions                     $200 off 1st months rent                          $200 off 1st months rent on certain apt. units
  Pet Deposit                     $200 non-refundable deposit/cat + $10/cat rent    None, no pets allowed
  Utilities Paid by Tenant:        X    Electric                   Natural Gas       X   Electric                     Natural Gas
                                        Water                      Trash                 Water                        Trash
  Confirmation                    May 14, 2003; Matt (Leasing Consultant)           May 14, 2003; Mr. Eric Henderson (Leasing
  Telephone Number                (402) 493-3777                                    (402) 572-1000
NOTES:                            Select units have been newly remodeled.           Property has an indoor pool as part of the
                                  Residents qualify for a membership discount at    fitness center. Application fee is $20 and
                                  a nearby fitness center, no onsite fitness center security deposits range from $200 to $500
                                  Laundry facilities in each building. Security     depending upon the unit type. Garages rent for
                                  deposit is $250, no application fee and garages   $40 per month. The unit rents above reflect
                                  rent for $45 per month. Units have electric       units that have had updated appliances. Rental
                                  heat, thus tenants pay heating expense.           rates are approx. $25 less for units where the
                                                                                    appliances have not been updated.
  COMPARISON TO SUBJECT:          Similar                                           Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE APARTMENT, OMAHA, NEBRASKA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

        COMPARABLE R-1              COMPARABLE R-2             COMPARABLE R-3
FLORENTINE APARTMENT COMMUNITY  BEACON HILL APARTMENTS          MAPLE MANOR
2105-2333 Benson Garden Blvd.  9315 Maplewood Boulevard     3022 1/2 North 97th
       Omaha, Nebraska             Omaha, Nebraska                 Street
                                                              Omaha, Nebraska
          [PICTURE]                     [PICTURE]
                                                                [PICTURE]

     COMPARABLE R-4                 COMPARABLE R-5
TUDOR HEIGHTS APARTMENTS         LAURELWOOD APARTMENT
   10505 Evans Plaza               HOMES & TOWNHOMES
    Omaha, Nebraska              5439 North 100th Plaza
                                    Omaha, Nebraska
        [PICTURE]
                                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE APARTMENT, OMAHA, NEBRASKA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE APARTMENT, OMAHA, NEBRASKA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE APARTMENT, OMAHA, NEBRASKA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE APARTMENT, OMAHA, NEBRASKA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE APARTMENT, OMAHA, NEBRASKA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. No one provided me with significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                     -s- Jeff W. Briggs
                                               ----------------------------
                                                     Jeff Briggs, MAI
                                          Engagement Director, Real Estate Group
                                          Nebraska Certified General Real Estate
                                                   Appraiser #CG230072R

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE APARTMENT, OMAHA, NEBRASKA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE APARTMENT, OMAHA, NEBRASKA

                                              JEFF W. BRIGGS, MAI
                                   ENGAGEMENT DIRECTOR, REAL ESTATE GROUP

POSITION Jeff W. Briggs is an engagement director for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation                 Mr. Briggs' valuation experience includes all types
                           of industrial property, Class A office buildings, regional malls, neighborhood and community shopping centers, apartments, hotels, and both daily fee and private golf facilities. He has appraised the vacant land of farms and ranches, single-family residential subdivisions, commercial subdivisions, commercial urban properties, and conservation easements.
                           Special-purpose property valuations he has performed include a large pork production facility, cemeteries, nursing homes, and outpatient surgical clinics.
                           Purchase price allocation assignments included valuation of the land components of a professional sports stadium and a pork production facility. Mr.
                           Briggs has completed assignments in over 30 states throughout the country.

 Court Mr. Briggs has testified as an expert witness in federal bankruptcy court and assisted in condemnation assignments for the Texas Highway Department.

 Business Mr. Briggs joined AAA in 2000. Prior to joining AAA, he was a manager in the Dallas office of Arthur Andersen LLP from 1996 to 1999. Previously, Mr. Briggs had served as a senior appraiser for Wilson K. Mason Company and Integrated Evaluation, both Dallas real estate appraisal companies, and had been employed by Harvey Cornwell and Associates, also a Dallas-based real estate valuation firm.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE APARTMENT, OMAHA, NEBRASKA

EDUCATION                  University of North Texas
                            Bachelor of Business Administration - Real Estate

PROFESSIONAL               Appraisal Institute, MAI Designated Member
  AFFILIATIONS

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #31114

                           State of Arkansas, State Certified General Appraiser, #CG1588N

                           State of Indiana, Certified General Appraiser, #CG40200493

                           Commonwealth of Kentucky, Certified General Real Property Appraiser, #002611

                           State of Michigan, Certified General Appraiser, #1201068301

                           State of Minnesota, Certified General Real Property Appraiser, #AP-20280553

                           State of Mississippi, State Certified General Real Estate Appraiser, #GA-625

                           State of Oregon, State Certified General Appraiser, #C000713

                           Commonwealth of Pennsylvania, Certified General Appraiser, #GA001870

                           State of Texas, State Certified General Real Estate Appraiser, #TX-1321403-G

                           State of Washington, Certified General Real Estate Appraiser, #1101000

AMERICAN APPRAISAL ASSOCIATES, INC.
THE APARTMENT, OMAHA, NEBRASKA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
THE APARTMENT, OMAHA, NEBRASKA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.